Exhibit 99.1

NEWS RELEASE

For additional information contact:
Justine Koenigsberg (investors)
Concert Pharmaceuticals, Inc.
(781) 674-5284
ir@concertpharma.com

Kathryn Morris (media)
The Yates Network
(845) 635-9828

FOR IMMEDIATE RELEASE

Concert Pharmaceuticals Reports Third Quarter 2015 Financial Results and
Provides Company Update
Conference Call Scheduled Today at 8:30 a.m. EST

Lexington, MA (November 5, 2015) - Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) today reported financial results for the third quarter of 2015.
“We have made progress with multiple drug candidates across our diverse pipeline, in each case focusing on creating an improved medicine by applying deuterium chemistry to meaningfully enhance patient care,” said Roger Tung, PhD, Chief Executive Officer of Concert Pharmaceuticals.
Dr. Tung continued, “In particular, we advanced the clinical development of CTP-656 for the treatment of cystic fibrosis. Recently, in a Phase 1 trial we demonstrated that CTP-656 has a superior pharmacokinetic profile compared to current standard of care, Kalydeco®, which supports the potential for once-daily dosing. We look forward to rapidly developing CTP-656 as a new treatment option that may provide a meaningful benefit to individuals with cystic fibrosis.”

Recent Business Highlights and Upcoming Milestones

•
AVP-786 Clinical Development. In September 2015, Avanir Pharmaceuticals began recruiting patients in a Phase 2 trial evaluating AVP-786 as an adjunctive treatment for patients with residual schizophrenia. In addition, Concert continues to expect Avanir to advance AVP-786 into Phase 3 clinical trials for the treatment of agitation in patients with dementia of the Alzheimer’s type. The Phase 3 trials are expected to begin in the fourth quarter of 2015.

•
CTP-656 Phase 1 Results for Cystic Fibrosis. In September and October 2015, Concert presented CTP-656 Phase 1 single ascending dose clinical trial results. CTP-656 demonstrated a superior pharmacokinetic profile compared to Kalydeco, and the trial results support once-daily dosing. Results of the Phase 1 trial also showed that CTP-656 was well-tolerated and its safety profile was comparable to Kalydeco. The findings were presented at the Cystic Fibrosis UK Trust Conference and the North American Cystic Fibrosis Conference. Concert expects to initiate a multiple ascending dose Phase 1 trial of CTP-656 in healthy volunteers in the fourth quarter of 2015.

•
Development Milestone under Celgene Collaboration. Under its collaboration with Celgene, Concert achieved an $8 million milestone in October 2015 based on the completion of the CTP-730 (deuterated apremilast) Phase 1 studies.

•
CTP-499 Special Protocol Assessment Agreement. Concert has reached agreement with the U.S. Food and Drug Administration (FDA) under a Special Protocol Assessment (SPA) for a Phase 3 clinical trial of CTP-499 for the treatment of diabetic nephropathy. The SPA is a written agreement with the FDA on the design, endpoints and statistical analysis of a Phase 3 trial to support a New Drug Application (NDA). The Company intends to seek one or more collaborators for future development.

Third Quarter 2015 Financial Results

•
Cash and Investment Position. Cash, cash equivalents and investments as of September 30, 2015, totaled $142.0 million as compared to $151.7 million as of June 30, 2015. In October 2015, the Company achieved an $8 million milestone under its collaboration with Celgene and expects to receive payment in the fourth quarter. Concert expects its cash, cash equivalents and investments as of September 30, 2015 are sufficient to fund the Company into 2018.

•
Revenues. Revenue was $1.7 million for the quarter ended September 30, 2015, compared to $4.4 million for the corresponding quarter in 2014. The decrease in revenue was partially due to the completion of the Phase 1 study with Jazz Pharmaceuticals in the first half of 2015. In addition, we achieved a $2.0 million development milestone from Avanir Pharmaceuticals recognized in the third quarter of 2014 for commencement of a Phase 2 clinical trial of AVP-786 in major depressive disorder.

•
R&D Expenses. Research and development expenses were $7.1 million for the quarter ended September 30, 2015, compared to $8.6 million for the same period in 2014, a decrease of $1.5 million. The decrease in research and development expenses was primarily attributable to decreased expenses associated with JZP-386 and other proprietary programs, partially offset by increased development expenses associated with CTP-656.

•	G&A Expenses. General and administrative expenses were $3.3 million for the quarter ended September 30, 2015, compared to $3.5 million for the same period in 2014, a decrease of $0.2 million.

•
Net Income (Loss). For the quarter ended September 30, 2015, net loss was $8.6 million, or $0.39 per share, as compared to a net loss of $7.8 million, or $0.43 per share, for the quarter ended September 30, 2014. As a result of a $50 million payment from Auspex Pharmaceuticals in June 2015, the Company expects to be profitable for the full year. Concert expects to have sufficient operating loss carryforwards available to offset its estimated ordinary taxable income for fiscal 2015.  During the nine months ended September 30, 2015, Concert has recorded a tax provision of $0.4 million related to an alternative minimum tax obligation for 2015.

Conference Call and Webcast
The Company will host a conference call and webcast today at 8:30 a.m. EST to provide an update on the company and discuss third quarter financial results. To access the conference call, please dial (855) 354-1855 (U.S. and Canada) or (484) 365-2865 (International) five minutes prior to the start time.
A live webcast of Concert’s presentation may be accessed in the Investors section of the Company’s website at www.concertpharma.com. Please log on to the Concert website approximately 15 minutes prior to the scheduled webcast to ensure adequate time for any software downloads that may be required. A replay of the webcast will be available on Concert’s website for three months.

- Financial Tables to Follow -

Concert Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
License and research and development revenue	$1,709	$2,418	$6,269	$5,266
Other revenue	—	—	50,155	—
Milestone revenue	—	2,000	—	2,000
Total revenue	1,709	4,418	56,424	7,266
Operating expenses:
Research and development	7,135	8,569	22,499	20,406
General and administrative	3,268	3,457	9,800	8,713
Total operating expenses	10,403	12,026	32,299	29,119
(Loss) Income from operations	(8,694)	(7,608)	24,125	(21,853)
Interest and other expense, net	(21)	(224)	(229)	(919)
(Loss) Income before income taxes	(8,715)	(7,832)	23,896	(22,772)
(Benefit) Provision for income taxes	(161)	—	406	—
Net (loss) income	$(8,554)	$(7,832)	$23,490	$(22,772)
Accretion on redeemable convertible preferred stock	—	—	—	(55)
Net (loss) income applicable to common stockholders	$(8,554)	$(7,832)	$23,490	$(22,827)
Net (loss) income per share applicable to common stockholders—basic	$(0.39)	$(0.43)	$1.13	$(1.52)
Net (loss) income per share applicable to common stockholders—diluted	$(0.39)	$(0.43)	$1.07	$(1.52)
Weighted-average number of common shares used in net (loss) income per share applicable to common stockholders—basic	21,949	18,098	20,824	15,046
Weighted-average number of common shares used in net (loss) income per share applicable to common stockholders— diluted	21,949	18,098	21,918	15,046

Concert Pharmaceuticals, Inc.
Summary Balance Sheet Data
(in thousands)
	September 30, 2015	December 31, 2014
Cash and cash equivalents	$20,710	$13,396
Investments, available for sale	121,270	65,836
Working capital	135,738	63,102
Total assets	146,254	84,454
Deferred revenue	10,341	15,821
Loan payable, net of discount	775	7,101
Total stockholders’ equity	$128,869	$54,825
- more -

About Concert
Concert Pharmaceuticals is a clinical stage biopharmaceutical company focused on applying its DCE Platform® (deuterated chemical entity platform) to create novel small molecule drugs. This approach starts with approved drugs, advanced clinical candidates or previously studied compounds that have the potential to be improved with deuterium substitution to enhance clinical safety, tolerability and efficacy. The Company is developing a broad pipeline targeting CNS disorders, genetic diseases, renal disease, inflammatory diseases and cancer. For more information, please visit www.concertpharma.com.

Cautionary Note on Forward Looking Statements
Any statements in this press release about our future expectations, plans and prospects, including statements about our expectations on the progress of clinical development of our therapeutic candidates, including CTP-656, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.
Concert Pharmaceuticals Inc., the CoNCERT Pharmaceuticals Inc. logo and DCE Platform are registered trademarks of Concert Pharmaceuticals, Inc.
###